EXHIBIT 99.1


Contact:          Dr. Donald G. Meyer
                  Chairman of the Board
                  Binks Sames Corporation
                  (847) 671-3000  or

                  Ronald G. Bottrell
                  DNW Communications
                  (312) 467-0760


FOR IMMEDIATE RELEASE
---------------------

                      BINKS SAMES CHAIRMAN DONALD G. MEYER
                   WILL ADD PRESIDENT AND CEO RESPONSIBILITIES

FRANKLIN PARK, IL, March 26, 1998 - Binks Sames Corporation (ASE:BIN) announced today that Dr. Donald G. Meyer, Chairman of the Board, will assume the additional responsibilities of President and Chief Executive Officer upon the retirement in late April 1998 of current President and Chief Executive Officer Doran J. Unschuld. Mr. Unschuld's pending retirement and Dr. Meyer's election to succeed retired chairman John J. Schornack, 67, were announced on February 13, 1998.

         Dr. Meyer, 63, a director of the Company since 1996 and previously from 1990 to 1995, is the former Dean of Loyola University of Chicago's School of Business Administration. He was a professor of marketing at Loyola for more than 35 years.

         Doran Unschuld, 74, who joined the Company in 1952, has served as President and Chief Executive Officer since 1996 and as a director since 1982. Previous positions include Senior Vice President from 1995 to 1996, Vice President from 1971 to 1995 and Secretary from 1965 to 1996.

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Binks Sames/2

         Reporting to Meyer, effective April 28, will be Terence P. Roche, 39, Executive Vice President; Stephen R. Mathers, 48, President of Binks Sames (France), S.A. and Sames Electrostatic Inc.; and Jeffrey W. Lemajeur, 36, Vice President-Finance, Chief Financial Officer and Treasurer.

         "As CEO, my primary focus will be to guide the process that leads to a successful sale of the Company, in order to maximize the value of the business," Meyer said. As a result of successive years of losses and the related impact on the Company's financial condition, the Board of Directors announced on February 13 its decision to seek a sale of the Company, with William Blair & Company, L.L.C. serving as its financial advisor.

         "At the same time we are looking forward to improving operating results and returning the Company to profitability," Meyer said. "After two difficult years, we are seeing some positive improvements in sales volume, cash flow and our order backlog situation."

         Binks Sames is a leading designer, manufacturer and distributor of spray finishing and coating application equipment.

                                      # # #

         (Statements regarding the Company's improving operations constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, the Company's actual cash flow from operations, order volume and backlog reduction. No assurance can be given that the forward-looking statements will prove to be accurate.)